UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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JACK IN THE BOX INC.
(Name of Registrant as Specified In Its Charter)

BIGLARI CAPITAL CORP.

THE LION FUND, L.P.

THE LION FUND II, L.P.

BIGLARI HOLDINGS INC.

FIRST GUARD INSURANCE COMPANY

SOUTHERN PIONEER PROPERTY AND CASUALTY INSURANCE COMPANY

BIGLARI REINSURANCE LTD.

BIGLARI INSURANCE GROUP INC.

WESTERN SIZZLIN CORPORATION

STEAK N SHAKE INC.

SARDAR BIGLARI

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Biglari Capital Corp., together with the other participants named herein (collectively, “Biglari”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit proxies to vote AGAINST the election of Chairman David Goebel at the 2026 annual meeting of stockholders (the “Annual Meeting”) of Jack in the Box Inc. (the “Company”), a Delaware corporation.

On February 13, 2026, Biglari issued the following press release:

Shareholders Cannot Afford to Allow Chairman David Goebel to Remain as a Director at Jack in the Box – Asserts Biglari Capital

This Campaign Is About David Goebel’s 17-Year Record of Failure

SAN ANTONIO, Feb. 13, 2026 (GLOBE NEWSWIRE) -- Biglari Capital Corp. (“Biglari Capital”), the largest shareholder of Jack in the Box Inc. (NasdaqGS: JACK), with a 9.86% ownership stake, today issued the following statement in response to JACK’s latest shareholder letter:

David Goebel’s 17 Years of Failure Cannot Be Disguised as “Expertise”

•	David Goebel has had 17 years to prove that his restaurant experience benefits JACK’s shareholders. Instead, shareholders have lost approximately $1.8 billion — or 80% of the company’s value — in the last five years alone.
•	JACK now claims Mr. Goebel is “one of the most qualified franchise executives” in the industry. If that is true, why has he consistently failed for 17 years? What will he do differently now that he could not do in the previous 17 years as a director or in the last five years as chairman of the board?

Chairman Goebel’s “Expertise” Has Been a Shield for Entrenchment

The reality is that by repeatedly invoking his credentials as a restaurant expert, Mr. Goebel has maintained tight control over the Board and exerted significant influence on JACK’s strategy. A Board largely comprising long-tenured directors with no restaurant expertise became heavily reliant on Mr. Goebel’s advice — and the results speak for themselves:1

•	Failed Del Taco acquisition
•	Lowest same-store sales (SSS) since the COVID pandemic
•	Lowest adjusted EBITDA since the COVID pandemic
•	Chronic leadership instability: three CEOs and eight CFOs in the last five years
•	Entrenched governance: Long-tenured directors with no restaurant or turnaround experience continue to control all key Board committees.

1 Source: Biglari Capital presentations dated February 09, 2026, and February 06, 2026.

Relying on David Goebel’s Outdated and Unproductive Experience Has Brought JACK to the Brink

JACK’s latest shareholder letter confirms our view: Both the Board and management are beholden to Mr. Goebel’s outdated experience at Applebee’s — which he left nearly two decades ago — and his franchisee experience from almost three decades ago. Reliance on such dated expertise is precisely what has brought JACK to its current precarious position, where it has been forced to suspend dividends, close 150–200 stores, and restructure the business to remain solvent. This predicament is primarily the result of David Goebel’s Board influence and poor decisions.

We Can Conclude that David Goebel Lacks Integrity

In addition to the chairman’s 17-year failed record, Mr. Goebel has resorted to fabricating stories about Mr. Biglari, saying that he used “abusive” and “threatening” language. In fact, Mr. Biglari told Mr. Goebel that because of the company’s poor performance, Mr. Biglari would in all likelihood launch a proxy contest, with Mr. Goebel as its likely target. The language of this statement was direct and factual. In addition to his lack of relevant restaurant turnaround experience, Mr. Goebel is apparently also unable to recognize the use of common metaphors. Mr. Biglari warned Mr. Goebel that proxy fights usually leave disputing parties bloodied, given their inherently contentious nature.

Biglari Capital just released email correspondence between it and JACK. It refutes another fabricated story about Mr. Biglari being a “no show” to a meeting. It also demonstrates the approach Biglari Capital took to try to develop a productive relationship with the chairman, and the tone of the messages sent. See presentation here. (www.saratogaproxy.com/JACK)

The perversion of the chairman twisting facts into lies about Mr. Biglari is another reason Mr. Goebel is unfit to be a director, much less the leader of the Board.

We urge shareholders not to be fooled by these false and misleading claims. Mr. Biglari is NOT on the ballot for election to the Board. Chairman Goebel is attempting to divert shareholders’ attention from the issue at hand: the fact that this election is a referendum on his 17 years of failed leadership.

One More Year of David Goebel’s Influence Poses Massive Risk

If Mr. Goebel remains on the Board for one more year, his dated ideas and misguided influence could further damage JACK’s brand and deteriorate an already untenable financial situation. With short interest accounting for over 30% of the float,2 it is clear that the market has no confidence in the current Board.

One more year of Mr. Goebel’s influence could push the company into financial distress from which it may be difficult to return.

It Is Time to Free JACK from David Goebel’s Damaging Influence

There is simply no reason to trust that David Goebel can do anything different. He has had 17 years to prove himself, and he has failed. It is time to hold him accountable, give the Board an opportunity to undo the damage, and ensure more constructive and robust discussion between the Board and the management team.

We urge ALL shareholders to VOTE AGAINST the re-election of David Goebel at the upcoming annual meeting.

If you have already voted your shares, you can still change your vote. Only your last dated vote counts.

***

Additional Information

Biglari has filed a definitive proxy statement and accompanying GOLD proxy card with the SEC to be used to solicit proxies to vote AGAINST Chairman David Goebel in connection with the Annual Meeting. Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to Biglari. These materials and other materials filed by Biglari with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Biglari with the SEC are also available, without charge, by directing a request to Biglari’s proxy solicitor, Saratoga Proxy Consulting, at its toll-free number (888) 368-0379 or via email at info@saratogaproxy.com.

2 Source: FactSet data as of February 11, 2026